Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Mid Penn Bancorp, Inc.
Millersburg, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 21, 2014, relating to the consolidated financial statements of Mid Penn Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/BDO USA, LLP

Harrisburg, Pennsylvania

June 25, 2014